Exhibit 99.1

News Release

Torchmark Corporation	• 2001 Third Avenue South	• Birmingham, Alabama 35233

Contact: Joyce Lane	972-569-3627	NYSE Symbol: TMK

TORCHMARK CORPORATION REPORTS FIRST QUARTER RESULTS

Birmingham, Alabama, April 20, 2005—Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended March 31, 2005, net income was $1.09 per share ($118 million) compared with $.99 per share ($112 million) for the year-ago quarter. Net operating income for the quarter ended March 31, 2005, was $1.12 per share ($121 million), a 9% per share increase, compared with $1.03 per share ($117 million) for the year-ago quarter. Reconciliations between net income and net operating income are shown in the Financial Summary below.

FINANCIAL SUMMARY

Net Operating Income, a non-GAAP financial measure, is the measure that Torchmark’s management has consistently used over time to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It is the after-tax sum of the profit and loss for each of the operating segments. It differs from Net Income primarily because it excludes certain non-operating items such as realized investment gains and losses, and nonrecurring items which are included in Net Income. Management believes that an analysis of Net Operating Income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary (dollars in millions, except per share data)
	Per Share Quarter Ended March 31,		% Chg.	Quarter Ended March 31,		% Chg.
	2005	2004		2005	2004
Insurance Underwriting Income*	$.98	$.87	13	$105.6	$98.8	7
Excess Investment Income*	.76	.72	6	82.4	82.3	—
Parent company expenses	(.03)	(.02)		(2.9)	(2.5)
Income Tax	(.59)	(.54)	9	(64.1)	(61.4)	4

Net Operating Income	$1.12	$1.03	9	$121.0	$117.1	3

Realized Gains (Losses), Net of Tax
Investments	.02	.01		1.7	1.1
Valuation of Interest Rate Swaps	(.05)	.01		(4.9)	1.2
Change in Accounting Principle
Net of Tax	—	(.06)		—	(7.2)

Net Income	$1.09	$.99		$117.8	$112.4

Weighted Average Diluted Shares Outstanding	108,278	114,052

*	See definitions in the discussions below and in the Torchmark 2004 SEC Form 10-K.

INSURANCE OPERATIONS – comparing the first quarter 2005 with first quarter 2004:

Insurance Underwriting Income

Torchmark’s insurance operations consist of the sales and administration of life and supplemental health insurance. To a lesser extent, the Company also markets and administers variable and fixed annuities.

Insurance underwriting margin is management’s measure of profitability of each insurance segment’s underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the operating segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes.

Insurance underwriting results are summarized in the following table:

	Insurance Underwriting Income (dollars in millions, except per share data)
	Quarter Ended March 31, 2005	% of Premium	Quarter Ended March 31, 2004	% of Premium	% Change
Insurance Underwriting Margins:
Life	$92.8	26	$84.6	25	10
Health	45.5	17	45.1	17	1
Annuity	2.9		3.4

	141.2		133.1

Other Income	0.6		0.4
Administrative Expenses	(36.1)		(34.8)		4

Insurance Underwriting Income	$105.6		$98.8		7
Per Share	$.98		$.87		13

Life Insurance

Life insurance is Torchmark’s primary product line. This segment accounted for 66% of the Company’s insurance underwriting margin for the quarter and 57% of total premium revenue. In addition, the investments supporting the reserves for the life segment generate most of the excess investment income that is included in the investment segment.

Torchmark distributes life insurance through four major distribution channels: Direct Response, American Income Agency, Liberty National (LNL) Agency, and the Military Agency (an independent agency). First year collected premium, total premium and life insurance margins by distribution channel are shown on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at “Financial Reports.”

Premium revenue from life insurance increased 6% to $363 million. Direct Response grew 11% to $105 million, American Income grew 9% to $92 million and Military grew 10% to $49 million; however, LNL Agency had a 1% decline in life premium revenue to $76 million. Annualized life premium in force at March 31, 2005, was $1.5 billion, an increase of 4%.

Life Underwriting margin of $93 million grew 10% with American Income, Direct Response, LNL Agengy and Military all having double-digit growth. Life underwriting margin as a percentage of premium improved from 25% to 26%. American Income was the leading contributor to life underwriting margin with

$28 million, up 11%, followed by Direct Response with $27 million, up 13%. Underwriting margin as a percentage of premium was 30% for American Income, the same as a year ago, while Direct Response was up 1% to 26% of premium. LNL Agency’s underwriting margin of $19 million was 25% of premium, up from 22% a year ago. The improvement at LNL Agency was due to a decline in commission and acquisition expenses, a trend that began last year.

Life insurance first year premiums were $57 million, a 3% decline from the year-ago quarter, but a 1% increase compared with the fourth quarter of 2004. First year premium is a statistical measure of the premium collected on policies in their first policy year and is considered by Torchmark as an important indicator of the rate of future premium growth.

Direct Response was the only life distribution channel with first year premium growth compared with both the first and fourth quarters of 2004, 7% and 8% respectively. LNL Agency’s first year premium was down 10% from a year-ago and level with the fourth quarter of 2004, while American Income was down 4% from a year-ago and 1% from the fourth quarter of 2004. While agent counts are improving at these exclusive agencies, as described below, it was premature for the reorganized recruiting program begun in late 2004 to benefit first year premiums at the agency distribution channels. An independent agency, the Military Agency’s first year life insurance premiums declined 2% as its over-all sales have suffered as it reorganizes its non-life insurance (non-Torchmark) products.

Recruiting new life agents and growing the number of producing agents at the agency distribution channels are critical to growth in sales. In the third quarter 2004, Torchmark’s captive career agencies began renewed initiatives to recruit new agents, focusing on updating their internet recruiting programs. In the first quarter American Income increased its number of agents to 2,145, a 55 agent increase. LNL Agency added 84 new agents to end this quarter with 1,859.

Health Insurance

The Health insurance segment accounted for 32% of Torchmark’s insurance underwriting margin for the quarter and 42% of total premium revenue, reflective of the lower underwriting margin as a percent of premium for health compared with life insurance. The supplemental health products the Company markets and administers are Medicare supplements, limited benefit hospital/surgical policies and dread disease policies. Medicare supplements accounted for 61% of the Company’s health premium; however, Medicare supplements were only 30% of first year health premium, reflecting the change in the product mix sold in recent years.

Premium revenue from health insurance was $267 million, down 1%. Health premium at the Company’s two leading health distribution units, United American (UA) Independent and Branch Office Agencies, combined declined 2%, reflective of their large but declining block of Medicare supplements in force. Total Medicare supplemental premium declined 7% to $164 million. Non-Medicare health premium of $103 million grew 9%, led by the UA agencies with $48 million of non-Medicare premium, a growth of 22%.

Health insurance underwriting margin was $45 million, a 1% increase. As a percentage of premium, the health underwriting margin remained 17%.

First year health premiums declined 7% to $38 million. First year premiums from non-Medicare health sales were $26 million, up 3%, as both the UA Independent and Branch Office continued to sell predominantly limited benefit hospital/surgical supplemental plans to people under age 65. First year premiums for Medicare supplements were $12 million, declining 24% from the year-ago quarter.

During the quarter, the UA agencies began marketing a new high deductible Medicare supplement policy with an optional annuity to fund claims. The average age-65 premium on the new plan is about 27%

of the premium on UA’s standardized “no-deductible” plan F, a substantial savings to policyholders. The Company believes the new plan will become popular with Medicare beneficiaries who are increasingly finding “full coverage, no-deductible” Medicare supplements to be unaffordable, or who wish to self-fund their routine medical costs. More than 1,000 high deductible policies were sold during the quarter, which was within the UA agencies’ expectations for the introductory phase.

Recruiting and developing new health agents is also critical to growth in health sales. The UA Branch Office agency is also participating in the reorganized internet recruiting program. During the quarter, this agency grew to 1,777 by adding 100 new agents, the highest quarter-end agent count since third quarter 2001.

Details of the health segment by distribution channels are on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at “Financial Reports.”

Annuities

Torchmark’s annuities are predominantly variable annuity contracts. Underwriting margin from the annuity segment was $3 million, down 14% from the year-ago quarter. Annuities comprised only 2% of the Company’s insurance underwriting margin for the quarter.

INVESTMENTS – comparing the first quarter 2005 with first quarter 2004:

Excess Investment Income

Excess investment income is the measure that management uses to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes the interest costs credited to net policy liabilities and the net financing costs. Net financing costs are interest on debt offset by the income from interest rate swap agreements. Excess investment income per share recognizes the effect of Torchmark’s share repurchase program where excess cash flow is used to repurchase TMK shares rather than acquire fixed income investments.

Excess investment income was $82 million, the same as for the year-ago quarter, or a 6% increase on a per-share basis, as detailed in the following table:

	Quarter Ended March 31,
	2005	2004
	(dollars in millions, except per share data)		% Chg.
Net Investment Income	$149.1	$141.6	5

Required Interest:
Interest Credited on Net Policy Liabilities	(54.9)	(52.1)	5
Net Financing Costs:
Interest on Debt	(14.6)	(13.9)
Income from Interest Rate Swaps	2.9	6.7

Total Net Financing Costs	(11.8)	(7.2)

Total Required Interest	(66.7)	(59.4)	12

Excess Investment Income	82.4	82.3	—
Per Share	$.76	$.72	6

Net investment income increased 5%, lower than the 6% increase in average invested assets at amortized cost, reflective of the effect of lower interest rates on investments acquired in the past three years.

Financing costs increased $4.5 million to $11.8 million due to the expiration of a lucrative interest rate swap and higher short-term interest rates. The swap agreement that expired in late 2004 was replaced by two new swaps; however, the amounts earned on the new swaps was $2.4 million less than the first quarter, 2004 earnings on the matured swap. A chart containing additional information about Torchmark’s swap agreements are on the Company’s web site at www.torchmarkcorp.com, on the Investor Relations page menu, under “Financial Reports.”

While the cash settlements from the interest rate swap agreements are reflected in net operating income as management views its operations, Financial Accounting Standard 133 requires that the Company also record the “market value” of the swaps (i.e., the present value of the estimated future cash settlements) on the balance sheet. The “non-cash” unrealized gain or loss from the quarterly change in the market value is recognized as a realized capital gain or loss, even though Torchmark plans to hold the swaps until the scheduled expiration dates, at which time their market value and the cumulative capital gains and losses recorded will be $0, as occurred for the swap that expired as described above.

Investment Portfolio Composition at March 31, 2005:

At March 31, 2005, the market value of Torchmark’s fixed maturity portfolio was $8.7 billion, $530 million higher than amortized cost of $8.2 billion. This net unrealized gain is composed of $566 million gross unrealized gains, and $36 million gross unrealized losses. At amortized cost, 92.1% of fixed maturities (92.2% at market value) were rated “investment grade.”

The fixed income portfolio, which at amortized cost comprised 95% of total invested assets, earned a yield of 7.1% during the first quarter of 2005. Acquisitions of fixed maturity investments during the quarter totaled $262 million at cost, with an average annual effective yield of 6.5%, an average life of 25 years and average rating of BBB.

SHARE REPURCHASE – during the quarter ended March 31, 2005:

Torchmark’s ongoing share repurchase program resulted in the repurchase of 3.2 million shares of Torchmark Corporation common stock for a total cost of $171 million ($53.81 average cost per share). At March 31, 2005, there were 104.8 million Torchmark shares outstanding, 106.5 million on a diluted basis.

If the $171 million free cash flow used for the repurchase of Torchmark common stock during the quarter had alternatively been invested in corporate bonds, an estimated $786 thousand of additional investment income, after tax, would have resulted. Net Operating Income for the quarter would have been $122 million, or $1.11 per share, an 8% per share increase. Actual results, including the buyback, were $1.12, a 9% per share increase.

OTHER FINANCIAL INFORMATION:

GAAP accounting’s Financial Accounting Standard 115 requires the adjustment of fixed maturities available for sale to fair value. Without the FAS 115 adjustment, these assets would be reported at amortized cost. This adjustment includes the unrealized changes in fair value of these assets due primarily to interest rate fluctuations. Torchmark management and most industry analysts, rating agencies and lenders, prefer to view the financial ratios and balance sheet information shown below without the impact of the FAS 115 adjustment for two reasons: (1) the period-to-period changes in market value are primarily the result of changes in market interest rates and economic conditions outside the control of management, and (2) about 65% of Torchmark’s fixed maturities support interest-bearing liabilities, primarily the net policy liabilities. GAAP accounting does not permit a corresponding adjustment of the liabilities to market value, which results in an accounting mismatch that can be material to shareholders’ equity. Therefore, management removes the effect of FAS 115 when analyzing balance-sheet based ratios and financial measures. Management believes that investors can equally benefit from viewing these data. In the tables below are shown several financial ratios and measures excluding FAS 115, as well as the closest corresponding GAAP ratio and measure.

	Non-GAAP Excluding FAS 115 Adj.		FAS 115 Adjustment		GAAP
	At March 31,		At March 31,		At March 31,
	2005	2004	2005	2004	2005	2004
Net Income as a Return on Equity (YTD)	—	—			14.1%	13.5%
Net Operating Income* as a Return on Equity (YTD)	16.2%	16.3%			—	—

Total Assets (in millions)	$13,666	$13,072	$500	$768	$14,166	$13,840
Shareholder Equity (in millions)	$2,957	$2,901	$325	$499	$3,282	$3,400
Book Value Per Share	$27.77	$25.49	$3.05	$4.39	$30.82	$29.88
Debt to Capital Ratio	23.5%	24.2%			21.7%	21.4%

*	Net operating Income is a non-GAAP number that is defined and reconciled to GAAP Net Income on page 1 of this release.

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	Quarter Ended March 31,
	(millions)
	2005	2004
Total Revenue	$783.0	$772.5
Total Insurance First Year Collected Premium	$95.3	$100.0

Additional detailed financial reports are available on the Company’s website at www.torchmarkcorp.com, on the Investor Relations page at “Financial Reports.”

Tables in this news release may not foot due to rounding.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2004, on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST

Torchmark will provide a live audio webcast of its first quarter 2005 earnings release conference call with financial analysts at 10:00 a.m. (Eastern Time) tomorrow, April 21, 2005. Access to the live webcast and replays will be available at www.torchmarkcorp.com on the Investor Relations page, at the “Conference Calls on the Web” icon, or at www.PRNewswire.com/news at the “Multimedia Menu” at “Conference Calls on the Web.” Supplemental financial reports will be available before the conference call on the Investor Relations page of the Torchmark website at the “Financial Reports” icon.

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Torchmark Corporation is a holding company specializing in life and supplemental health insurance for “middle income” Americans marketed through multiple distribution channels including direct response, and exclusive and independent agencies. Subsidiary Globe Life And Accident is a nationally recognized direct-response provider of life insurance known for its administrative efficiencies. American Income Life is nationally recognized for providing individual life insurance to labor union members. Liberty National Life, one of the oldest traditional life insurers in the Southeast, is the largest life insurer in its home state of Alabama. United American has been a nationally recognized provider of Medicare supplement health insurance since 1966.

For additional information contact:	Joyce Lane
Vice President, Investor Relations
Phone: 972/569-3627
FAX: 972/569-3282
jlane@torchmarkcorp.com
Website: www.torchmarkcorp.com